Exhibit 99.1

ADVAXIS AND MEDIMMUNE PARTNER ON IMMUNO-ONCOLOGY

COMBINATION CLINICAL TRIAL

PRINCETON, NJ, July 22, 2014 — Advaxis, Inc. (NASDAQ:ADXS), a clinical-stage biotechnology company developing cancer immunotherapies, has entered into a clinical trial collaboration with MedImmune, the global biologics research and development arm of AstraZeneca. The Phase I/II immunotherapy study will evaluate the safety and efficacy of MedImmune’s investigational anti-PD-L1 immune checkpoint inhibitor, MEDI4736, in combination with Advaxis’ lead cancer immunotherapy vaccine, ADXS-HPV, as a treatment for patients with advanced, recurrent or refractory human papillomavirus (HPV)-associated cervical cancer and HPV-associated head and neck cancer.

Both MEDI4736 and ADXS-HPV are cancer immunotherapies, a new class of treatments that use the body’s own immune system to help fight cancer. MEDI4736 is designed to counter the tumour’s immune-evading tactics by blocking a signal that helps tumours avoid detection, while ADXS-HPV enhances the ability of immune cells to combat the tumour. Preclinical evidence suggests that the combination of ADXS-HPV with a checkpoint inhibitor, such as MEDI4736, can enhance overall anti-tumour response.

“Our collaboration with Advaxis is further evidence of MedImmune’s commitment to explore novel combination approaches as we progress our immuno-oncology portfolio,” said Dr. Bahija Jallal, Executive Vice President, MedImmune. “We believe there could be an important clinical benefit from the combination of MEDI4736 with Advaxis’s antigen-specific cancer vaccine.”

Under the terms of the agreement, MedImmune and Advaxis will evaluate the combination as a treatment for HPV-associated cervical cancer and squamous cell carcinoma of the head and neck. The Phase I part of the trial is expected to establish a recommended dose regimen of MEDI4736 with ADXS-HPV, and the Phase II portion will assess the safety and efficacy of the combination. The study will be funded and conducted by Advaxis. Results from the study will be used to determine whether further clinical development of this combination is warranted.

Under the terms of the deal, MedImmune has a non-exclusive relationship with respect to HPV-driven tumour types. MedImmune has first right of negotiation for future development of combinations involving MEDI4736 and ADXS-HPV.

“We are excited to be partnering with MedImmune and evaluating MEDI4736 in combination with our immunotherapy,” said Daniel J. O’Connor, Chief Executive Officer, Advaxis. “This is the first time a PD-L1 checkpoint inhibitor will be used with a new class of immunotherapies. As multiple companies vie for a competitive advantage in the future PD-L1 market, the ability of our immunotherapy platform to attack multiple tumour targets makes it an attractive combination therapy.”

About HPV-associated head and neck cancer

The incidence of HPV-associated head and neck cancers has been increasing at an epidemic rate, while head and neck cancers from other causes have been decreasing. According to the WHO, approximately 15-20% of the 400,000 new cases of head and neck cancer are HPV-related. In the US, there are about 12,000 new cases of HPV-associated head and neck cancer per year and it affects men about 3 times more frequently than women. HPV-associated head and neck cancer is growing fastest in developed countries like the US.

About cervical cancer

There are 500,000 new cases of cervical cancer caused by HPV worldwide every year according to the WHO Human Papillomavirus and Related Cancers in the World Summary Report 2010. Current preventative vaccines cannot protect the 20 million women who are already infected with HPV; and of the high risk oncogenic strains, only HPV 16 and 18 are present in these vaccines. Challenges with acceptance, accessibility, and compliance have resulted in only a third of young women being vaccinated in the United States and even less in other countries around the world. HPV is associated with 20-50% of oral squamous cell carcinomas.

About MEDI4736

MEDI4736 is an investigational human monoclonal antibody directed against programmed cell death ligand 1 (PD-L1). Signals from PD-L1 help tumours avoid detection by the immune system. MEDI4736 blocks these signals, countering the tumour’s immune-evading tactics. MEDI4736 is being developed, alongside other immunotherapies (IMTs), to empower the patient’s immune system and attack the cancer.

About ADXS-HPV

ADXS-HPV is Advaxis’s lead immunotherapy product candidate for the treatment of HPV-associated cancers. It is currently under investigation in three HPV-associated cancers: invasive cervical cancer, head and neck cancer, and anal cancer. In cervical cancer, a recently completed Phase 2 study of ADXS-HPV demonstrated improved survival and a manageable safety profile alone or in combination with chemotherapy, which warrants further development of the molecule. Clinical trials in head and neck cancer and in anal cancer are ongoing. Advaxis has received Orphan Drug Designation from the US Food and Drug Administration for ADXS-HPV for HPV-associated Stage II-IV cervical cancer, head and neck cancer, and for anal cancer.

About MedImmune

MedImmune is the global biologics research and development arm of AstraZeneca. MedImmune is pioneering innovative research and exploring novel pathways across key therapeutic areas, including respiratory, inflammation and autoimmunity; cardiovascular and metabolic disease; oncology; neuroscience; and infection and vaccines. The MedImmune headquarters is located in Gaithersburg, Md., one of AstraZeneca’s three global R&D centres. For more information, please visit www.medimmune.com.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business that focuses on the discovery, development and commercialisation of prescription medicines, primarily for the treatment of cardiovascular, metabolic, respiratory, inflammation, autoimmune, oncology, infection and neuroscience diseases. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing multiple cancer immunotherapies based on its proprietary platform intended to redirect the immune system to kill cancer. The Advaxis Lm-LLO technology, using bioengineered live attenuated Listeria monocytogenes bacteria, is the only known cancer immunotherapy shown in preclinical studies to neutralize Tregs and MSDCs, that protect the tumor microenvironment from immunologic attack and contribute to tumor growth. Advaxis’s lead immunotherapy, ADXS-HPV, targets human papillomavirus (HPV)-associated cancers and is in clinical trials for three indications: Phase 2 in invasive cervical cancer, Phase 1/2 in head and neck cancer, and Phase 1/2 in anal cancer. The FDA has granted Advaxis orphan drug status for each of these three indications. The Company plans to initiate a registrational clinical program for cervical cancer in 2014 and has established licensing partners in India and Asia for commercialization in those regions.

Advaxis’s second immunotherapy candidate in clinical testing will be ADXS-PSA, which is being developed to address prostate cancer. Advaxis is planning to file an IND with the FDA and initiate a Phase 1 clinical study with ADXS-PSA in 2014. Advaxis is also developing ADXS-cHER2, to target Her2 receptor over-expressing cancers. Her2 is overexpressed in certain solid-tumor cancers, including pediatric bone cancer (or osteosarcoma), breast cancer, esophageal, and gastric cancers. Advaxis is developing ADXS-cHER2 for both human and animal-health, and has seen promising results in canine osteosarcoma, which is considered a model for human bone cancer. Advaxis is pursuing a clinical program in pediatric osteosarcoma and has licensed ADXS-cHER2 and three other immunotherapy constructs to a major animal-health company. Advaxis is planning to file an IND for ADXS-cHER2 in Her2 overexpressing cancers.

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Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’s ability to develop the next generation of cancer immunotherapies; the safety and efficacy of Advaxis’s proprietary immunotherapy, ADXS HPV; whether Advaxis immunotherapies can redirect the powerful immune response all human beings have to the bacterium to cancers. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis’s SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2013, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

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CONTACT:

Advaxis Contact:
Lisa Caperelli
Senior Director of Investor Relations and Corporate Communications
Advaxis, Inc.
caperelli@advaxis.com
215.206.1822

Media Contact:
Tiberend Strategic Advisors, Inc.
Amy S. Wheeler
awheeler@tiberend.com
646.362.5750